Exhibit 10.45

FIRST AMENDMENT TO
HALLIBURTON COMPANY
DIRECTORS' DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
EFFECTIVE AS OF MAY 16, 2012

WHEREAS, Halliburton Company (the “Company”) has previously adopted the Halliburton Company Directors' Deferred Compensation Plan, As Amended and Restated Effective as of May 16, 2012 (the “Plan”) to assist members of the Company's Board of Directors (the “Board”) in planning for their retirement;

WHEREAS, the Board may amend the Plan at any time and from time to time in accordance with Article IX of the Plan;

WHEREAS, the Board desires to amend the Plan to provide for qualified domestic relations orders under the Plan;

NOW, THEREFORE, the Board does hereby amend the Plan as follows, effective as of December 1, 2012:

(1)	The following shall be added to the end of Section 10.04 of the Plan:

“Plan provisions to the contrary notwithstanding, the Committee shall comply with the terms and provisions of an order that satisfies the requirements for a 'qualified domestic relations order' as such term is defined in Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, including an order that requires distributions to an alternate payee prior to a Participant's 'earliest retirement age' as such term is defined in Section 206(d)(3)(E)(ii) of the Employee Retirement Income Security Act of 1974, as amended.”

(2)	All other provisions of the Plan shall remain the same and are hereby ratified.

HALLIBURTON COMPANY

/s/ David J. Lesar
David J. Lesar
Chairman of the Board, President and
Chief Executive Officer